UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2015

ExamWorks Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34930

Delaware	27-2909425
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3280 Peachtree Road, N.E.

Suite 2625

Atlanta, GA 30305

(Address of principal executive offices, including zip code)

(404) 952-2400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 2, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ExamWorks Group, Inc. (the “Company”) approved fiscal year 2015 compensation packages for its named executive officers (“NEOs”). The 2015 compensation packages again include equity and performance components, the ultimate value of which will depend on the Company’s financial results and the market value of its stock. Consistent with its policy of aligning the interests of the Company’s employees with the interests of its stockholders, the Committee will continue to review the form, structure and amounts of the Company’s compensation packages to ensure that they reflect the growth and strategic objectives of the Company.

For each NEO, total annual compensation will again consist of the following components: a base salary (the “Base Salary”), a base issuance of restricted shares (the “Base Restricted Shares”) with a value equal to 75% of Base Salary, and a restricted share bonus (the “Restricted Share Bonus”), which at 2015 Target Performance (as discussed below), will be issued at a value equal to 75% of Base Salary.

The Base Salary for each NEO was increased to the level set forth in the table below. The Committee approved the increased Base Salaries for NEOs as one part of a total compensation program to attract and retain them, and took into account, among other things, the fact that the Committee had not raised base salaries during the past two years for Messrs. Perlman and Price and during the past three years for the other NEOs, time periods during which the Company experienced significant growth.

The Base Restricted Shares were issued on January 2, 2015, with a value equal to the fair market value of the underlying shares on the date of issuance and will vest in one-third increments with first vesting occurring on or around March 4, 2016, the second on or around March 4, 2017, and the third on or around March 4, 2018.

Any Restricted Share Bonuses will be awarded in early 2016 based upon the Company’s adjusted EBITDA performance during the 2015 fiscal year. The Restricted Share Bonuses will vary depending on the Company’s percentage achievement of the 2015 fiscal year adjusted EBITDA performance target (the “2015 Target”) set by the Committee. No Restricted Share Bonuses will be awarded if the adjusted EBITDA performance is at or less than 93% of the 2015 Target, and the maximum Restricted Share Bonuses achievable equals two times the Restricted Share Bonus awarded at 100% of the 2015 Target, which will be paid if the adjusted EBITDA performance is at least 107% of the 2015 Target. The Committee believes that the 2015 Target is appropriately challenging to achieve and yet provides appropriate incentive for performance since performance at 100% of 2015 Target requires a meaningful increase to adjusted EBITDA performance compared to fiscal year 2014 forecasts. If awarded, the Restricted Share Bonuses will vest one-half on June 1, 2016 and one-half on June 1, 2017.

The Base Restricted Shares were, and Restricted Share Bonuses will be, issued under and subject to the terms of the Company’s 2008 Amended and Restated Stock Incentive Plan, as amended. In addition, the Committee reserved the right to pay discretionary bonuses for fiscal year 2015 to account for unanticipated, unusual or extraordinary circumstances or performance.

A summary of current NEO compensation is as follows:

NEO	Base Salary	Base Restricted Share Value	Restricted Share Bonus Target Value*
Richard E. Perlman, Executive Chairman	$937,500	75% of Base Salary	75% of Base Salary
James K. Price, Chief Executive Officer	$937,500	75% of Base Salary	75% of Base Salary
Wesley J. Campbell, President	$500,000	75% of Base Salary	75% of Base Salary
J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	$468,750	75% of Base Salary	75% of Base Salary
Kevin J. Kozlowski, Chief Information Officer	$375,000	75% of Base Salary	75% of Base Salary
Crystal B. Patmore, Executive Vice President	$312,500	75% of Base Salary	75% of Base Salary

* Assumes adjusted EBITDA performance at 100% of 2015 Target. Restricted Share Bonus Target Value will decrease or increase based on performance within the predetermined range as discussed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ExamWorks Group, Inc.

Date: January 7, 2015	By:	/s/ J. Miguel Fernandez de Castro
J. Miguel Fernandez de Castro
Chief Financial Officer and
Senior Executive Vice President